Exhibit 10.2

WATERS CORPORATION

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR EXECUTIVE OFFICERS – ONE YEAR VESTING

THIS AGREEMENT dated as of <<GRANT DATE>> between Waters Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and <<NAME>> (the “Participant”), an employee of Waters Corporation.

1. Grant of Award. Pursuant and subject to the Company’s 2012 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Participant, an award (the “Award”) consisting of the right to receive a total of <<NUMBER GRANTED>> shares (the “Awarded Shares”) of the common stock, par value $.01 per share, in the Company (the “Stock”) on the terms and conditions set forth herein. The Grant Date of this Award is as of <<GRANT DATE>>.

2. Vesting and Delivery of Shares. No portion of the Award is vested as of the date hereof. Subject to Section 3 below, the Award granted hereunder will vest as follows: 100% will vest on the first anniversary of the date hereof. Notwithstanding the foregoing, in the event of your (i) death or (ii) involuntary termination of employment by the Company for a reason other than “cause” (as defined below), any then-unvested portion of the Award shall accelerate in full and become 100% vested. Vested Awarded Shares will be delivered to you as soon as practicable following vesting, but in any event no later than 2 1⁄2 months following the calendar year in which such Awarded Shares became vested (or any earlier date, after vesting, required to avoid characterization as non-qualified deferred compensation under Section 409A of the Code). In connection with the delivery of Awarded Shares, par value will be deemed paid for each Awarded Share by past services rendered by you. For purposes of the foregoing, “cause” shall mean: (i) your conviction by a court of competent jurisdiction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of the Company; (iii) you shall have willfully and continually failed to substantially perform your duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand; (iv) you have been chronically absent from work (excluding vacations, illnesses or leaves of absences); (v) the commission by you of an act of fraud, embezzlement or misappropriation against the Company; or (vi) you shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with your duties to the Company.

3. Duration of Award and Termination of Employment. This Award will expire upon the earlier of (i) the delivery of all vested Awarded Shares granted pursuant to this Agreement or (ii) your termination of employment or other association with the Company and its Affiliates for any reason other than death or your involuntary termination of employment by the Company for a reason other than “cause” (as defined above).

4. Transfer of Award. You may not transfer this Award except by will or the laws of descent and distribution.

5. Incorporation of Plan Terms. This Award is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the provision for acceleration of vesting of this Award set forth in Section 8 (Adjustment Provisions) and Section 9 (Change of Control) and the limitations on the Company’s obligation to deliver Awarded Shares upon exercise set forth in Section 10 (Settlement of Awards).

6. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

7. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Award or upon your sale or other disposition of the Awarded Shares. You should rely on your own tax advisors for such advice.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

WATERS CORPORATION

By:	Douglas A. Berthiaume
Title:	Chairman, President and Chief Executive Officer

EMPLOYEE
Electronic Signature of Participant

<<NAME>>